Exhibit 99.1

TURTLE BEACH COMPLETES ACQUISITION OF ROCCAT

San Diego, CA and Hamburg, Germany – June 3, 2019 – Turtle Beach (Nasdaq: HEAR), the global leader in gaming headsets and audio accessories, today announced the Company has completed its acquisition of ROCCAT, a leading German PC peripherals business with a history of producing award-winning gaming keyboards, mice and other PC accessories.

Turtle Beach’s acquisition of ROCCAT marks the beginning of the next phase in the Company’s expansion into the massive $2.9 billion1 market for PC gaming headsets, mice and keyboards, and is a key step in its goal of building a $100 million PC gaming accessories business in the coming years.

“With the acquisition of ROCCAT complete, we have a bigger and more powerful Turtle Beach than ever before, and we believe our combined product portfolio will be one of the strongest in the industry,” said Juergen Stark, CEO, Turtle Beach Corporation. “The ROCCAT team and their products already have a great reputation among PC gamers, and their expertise will help accelerate our expansion into the roughly $1.6 billion1 PC gaming headset market, and the roughly $1.3 billion1 PC gaming keyboard and mice market. Our goal is to expand from being the leader in console gaming headsets into becoming a leading gaming accessory brand for all platforms.”

René Korte, the new co-managing director of Turtle Beach’s German subsidiary added, “It’s a very exciting time for Turtle Beach and ROCCAT, as our newly combined portfolio now features nearly 50 current core product models across PC gaming mice and keyboards, PC gaming headsets, and console gaming headsets. And through our newly combined distribution channels across North America, Europe, and Asia, we’ll be able to deliver our lineup of award-winning products to an even bigger audience of gamers around the world.”

Turtle Beach acquired ROCCAT for $15.6 million in cash plus up to $3.3 million in earnout payments2. The Company expects revenues from ROCCAT products to be well over $30 million in 2020, and that the acquisition will be accretive to net income and EPS in 2020.

1 Newzoo 2019 Peripheral Market Estimates.
2 Dollar amounts are approximations converted at 1.11 given that the deal is in Euros. Net working capital adjustment is a current estimate which could change. Dollar value of earnouts (worth up to €3M) will reflect exchange rate at the time of payment.

Turtle Beach Completes Acquisition of ROCCAT

For more information on Turtle Beach’s lineup of high-quality, German-engineered PC gaming accessories, visit https://roccat.org. For the latest information on Turtle Beach products, accessories, and stories, visit the Turtle Beach website at www.turtlebeach.com and the Turtle Beach Blog at https://blog.turtlebeach.com. Fans can also follow Turtle Beach on Facebook, Twitter, and Instagram.

About Turtle Beach Corporation
Turtle Beach (www.turtlebeach.com) is a leading gaming accessory brand, offering a wide selection of cutting-edge, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, crystal-clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that make Turtle Beach a fan-favorite brand for gamers the world over. Designed for Xbox, PlayStation®, and Nintendo consoles as well as for PC, Mac®, and mobile/tablet devices, owning a Turtle Beach gaming headset gives you the competitive advantage. Hear Everything. Defeat Everyone.™ In June 2019 Turtle Beach acquired ROCCAT, a leading PC accessories maker that combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing

Turtle Beach Completes Acquisition of ROCCAT

and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, changes in the fair value of our outstanding warrants and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Quarterly Report on Forms 10-Q and 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

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For Press Information, Contact:
Eric Nielsen	Keith Hennessey
Step 3 PR	Sr. Dir. Communications &
On behalf of Turtle Beach	Partnerships – UK & Europe
+1 202.276.5357	Turtle Beach
eric@step-3.com	+44 (0) 1256 678350
keith.hennessey@turtlebeach.com

Jessica Albiston	For Investor Information, Contact:
Global PR Contact	Cody Slach or Sean McGowan
ROCCAT GmbH	Gateway Investor Relations
+49 (0)40 30 99 495 239	On behalf of Turtle Beach
jessica.albiston@roccat.org	HEAR@gatewayir.com